Exhibit 99.1

Vera Bradley Announces Fiscal 2014 First Quarter Financial Results

•	Net revenues increased 5% to $123.0 million.

•	Direct net revenues increased 24%, including an increase of 0.9% in comparable-store sales; Indirect net revenues decreased 15%.

•	Diluted EPS were $0.23 compared to $0.31 in the first quarter of fiscal 2013.

FORT WAYNE, Ind., June 5, 2013 — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2014 first quarter ended May 4, 2013. The Company reported net revenues of $123.0 million for the first quarter, compared to $117.2 million in the first quarter of fiscal 2013, an increase of $5.8 million, or 5.0%. Diluted earnings per share for the quarter were $0.23, a decrease of 26% over diluted earnings per share in the first quarter of fiscal 2013.

Mike Ray, Chief Executive Officer commented, “We delivered on our expectations for the first quarter. Net revenue slightly exceeded our guidance, with comparable store sales growth of 0.9%, and indirect performance in line with expectations, while gross margin was slightly ahead. We also continue to be pleased with our new store performance as well as the growth in our e-commerce channel. Looking forward, in light of our outlook, we have narrowed our focus to ensure that we can execute our strategies as quickly as possible, both to address our challenges and to achieve our longer-term vision for the brand.”

In the Direct segment, revenues increased 24% to $73.7 million, as a result of growth across all of our channels. In our stores, net revenues grew 34% during the quarter, due to the opening of 19 full-price and four outlet stores since the first quarter of fiscal 2013. Comparable store sales increased 0.9%. E-commerce revenue grew 23% primarily due to continued growth in website traffic. Indirect revenues decreased 15% to $49.3 million, primarily due to cautious ordering from our specialty retailers in this challenging retail environment.

Gross profit for the first quarter increased 4.8% to $68.5 million, resulting in a gross profit margin of 55.6%, in line with the first quarter of fiscal 2013.

Total SG&A expense was $55.2 million for the first quarter, compared to $47.2 million in the prior year. SG&A as a percentage of net revenues was 44.9%, unfavorable by 460 basis points compared to the prior year, primarily due to lower revenues in the Indirect segment and full-price stores and annualization of employee-related expenses.

Operating income decreased 27% to $15.2 million, or 12.3% of net revenues, in the first quarter, compared to operating income of $20.8 million, or 17.8% of net revenues in the first quarter of fiscal 2013.

The effective tax rate was 38.9% for the quarter, in line with the prior year.

Net income for the quarter was $9.2 million, or $0.23 per diluted share, compared to $12.6 million, or $0.31 per diluted share, in the first quarter of fiscal 2013.

Cash flow from operations during the first quarter totaled $14.9 million, compared to $30.7 million for the first quarter of fiscal 2013, with the decrease primarily a result of increased inventory. Cash flow for the quarter was used to pay down the Company’s debt facility to $5.0 million at quarter end.

Outlook

For the second quarter of fiscal 2014, the Company expects net revenues to be in a range of $123 million to $126 million, compared to $123 million in the second quarter of fiscal 2013. Gross margin for the second quarter is expected to expand by approximately 200 basis points.

Diluted earnings per share are expected to be in a range of $0.31 to $0.33. The earnings per share estimate assumes an effective tax rate of 38.5% and fully diluted weighted average shares outstanding of 40.6 million.

For fiscal 2014, the Company now expects net revenues to be in a range of $570 million to $575 million. Gross margin is expected to decline up to 20 basis points for the full year.

Diluted earnings per share for the full year are now expected to be in a range of $1.74 to $1.78. This guidance includes an effective tax rate of 38.5% and fully diluted weighted average shares outstanding of 40.7 million. Capital spending for the full year remains at approximately $20 million.

Other Company Developments

Vera Bradley also announced today in a separate press release that Michael Ray has informed the Board of Directors that he plans to retire as CEO. The Board is conducting a search for his successor, and Mr. Ray will continue to serve as CEO until a successor is in place.

Call Information

A conference call to discuss fiscal 2014 first quarter results is scheduled for today, June 5, 2013, at 4:30 p.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through June 19, 2013. To access the recording, listeners should dial (877) 870-5176, and enter the access code, 9551028.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of engagement with fans. Fiscal 2013 net revenues increased by 17% to $541 million. The company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the “Investor Relations” section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACT:

Investors:

Vera Bradley

Paul G. Blair

pblair@verabradley.com

(260) 207-5183

Media:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 4, 2013	February 2, 2013	April 28, 2012
Assets
Current assets:
Cash and cash equivalents	$8,229	$9,603	$6,022
Accounts receivable, net	26,758	34,811	36,109
Inventories	138,949	131,562	98,231
Prepaid expenses and other current assets	9,211	11,016	8,447
Deferred income taxes	11,860	11,348	8,203

Total current assets	195,007	198,340	157,012

Property, plant, and equipment, net	79,652	77,211	61,535
Other assets	1,630	1,768	766

Total assets	$276,289	$277,319	$219,313

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$17,768	$14,853	$31,195
Accrued employment costs	9,571	14,162	8,047
Other accrued liabilities	18,335	16,532	16,613
Income taxes payable	5,761	7,094	7,374
Current portion of long-term debt	42	58	90

Total current liabilities	51,477	52,699	63,319

Long-term debt	5,030	15,037	7,322
Deferred income taxes	6,102	6,078	4,243
Other long-term liabilities	10,134	9,250	7,619

Total liabilities	72,743	83,064	82,503

Shareholders’ equity:
Additional paid-in capital	76,032	75,675	73,950
Retained earnings	128,379	119,190	62,946
Accumulated other comprehensive (loss) income	(865)	(610)	(86)

Total shareholders’ equity	203,546	194,255	136,810

Total liabilities and shareholders’ equity	$276,289	$277,319	$219,313

Vera Bradley, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28 , 2012
Net revenues	$123,033	$117,201
Cost of sales	54,567	51,899

Gross profit	68,466	65,302
Selling, general, and administrative expenses	55,227	47,191
Other income	1,951	2,699

Operating income	15,190	20,810
Interest expense, net	141	191

Income before income taxes	15,049	20,619
Income tax expense	5,860	7,993

Net income	$9,189	$12,626

Basic weighted-average shares outstanding	40,580	40,515
Diluted weighted-average shares outstanding	40,624	40,547
Basic earnings per share	$0.23	$0.31
Diluted earnings per share	$0.23	$0.31

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
Cash flows from operating activities
Net income	$9,189	$12,626
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	3,323	2,268
Provision for doubtful accounts	(213)	195
Loss on disposal of property, plant, and equipment	2	21
Stock-based compensation	806	625
Deferred income taxes	(548)	(155)
Changes in assets and liabilities:
Accounts receivable	8,266	1,793
Inventories	(7,567)	8,587
Prepaid expenses and other assets	1,943	(8)
Accounts payable	2,915	3,919
Income taxes payable	(1,333)	5,669
Accrued and other liabilities	(1,904)	(4,857)

Net cash provided by operating activities	14,879	30,683

Cash flows from investing activities
Purchases of property, plant, and equipment	(5,811)	(11,512)

Net cash used in investing activities	(5,811)	(11,512)

Cash flows from financing activities
Payments on financial-institution debt	(35,000)	(32,750)
Borrowings on financial-institution debt	25,000	15,000
Payments on vendor-financed debt	(23)	(22)
Tax withholdings for equity compensation	(389)	(265)

Net cash used in financing activities	(10,412)	(18,037)

Effect of exchange rate changes on cash and cash equivalents	(30)	(34)

Net increase (decrease) in cash and cash equivalents	(1,374)	1,100
Cash and cash equivalents, beginning of period	9,603	4,922

Cash and cash equivalents, end of period	$8,229	$6,022